EXHIBIT 12

                        [Simpson Thacher & Bartlett]

                                                              February 6, 1996



Re:Agreement and Plan of Reorganization and Liquidation dated as of December
   15, 1995 between The Hanover Investment Funds, Inc. and Mutual Fund Group


The Hanover Investment Funds, Inc.
237 Park Avenue
New York, New York 10017

Mutual Fund Group
125 West 55th Street
New York, New York 10019

Ladies and Gentlemen:


   You have requested our opinion with respect to the federal income tax consequences of certain aspects of the proposed transfer by each Hanover Portfolio(1) of all of its assets to its Corresponding MFG Portfolio solely in exchange for MFG Portfolio Shares of the Corresponding MFG Portfolio and the assumption of all its obligations and liabilities by the Corresponding MFG Portfolio (as described in Section 2(a)(1) of the Reorganization Agreement) followed by the liquidation of the Hanover Portfolio and the distribution pro rata of such MFG Portfolio Shares to the shareholders of the Corresponding Hanover Portfolio. The series of steps that will occur to effect such transaction are hereinafter referred to as the "Reorganization." This opinion is being delivered pursuant to Sections 7(d) and 8(e) of the Reorganization Agreement.


   Hanover is a Maryland corporation registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end investment company of the management type and is comprised of separate investment portfolios which include The Hanover Short Term U.S. Government Fund, The Hanover U.S. Government Securities Fund, The Hanover Blue Chip Growth Fund, The Hanover Small Capitalization Growth Fund and The Hanover American Value Fund (each, a "Hanover Portfolio"). Hanover's investment portfolios other than the Hanover Portfolios (consisting of The Tax Free Income Fund, The New York Tax Free Income Fund, The New Jersey Tax Free Income Fund, The International Equity Fund and The International Bond Fund, each of which has not to date commenced investment operations) are not parties to the Reorganization.


   The authorized capital stock of Hanover consists of 200,000,000 shares of Common Stock, each having a par value $.001 per share. As of December 15, 1995, there were outstanding 1,032,104 shares of The Hanover Short Term U.S. Government Fund (consisting of 1,032,099 "Investor Shares" and 5 "Advisor Shares"), 8,327,159 shares of The Hanover U.S. Government Securities Fund (consisting of 8,324,278 "Investor Shares" and 2,881 "Advisor Shares"), 4,657,613 shares of The Hanover Blue Chip Growth Fund (consisting of 4,652,389 "Investor Shares" and 5,224 "Advisor Shares"), 3,475,729 shares of The Hanover Small Capitalization Growth Fund (consisting of 883,003 "Investor Shares," 1,002 "Advisor Shares" and 2,591,724 "CBC Benefit" Shares) and 698,326 shares of The Hanover American Value Fund (consisting of 698,117 "Investor Shares" and 209 "Advisor Shares"), and no shares were held in the treasury of Hanover.


   MFG is registered under the Act as an open-end diversified investment company of the management type and is organized as a Massachusetts business trust comprised of separate investment portfolios, which include Vista Short Term Bond Fund, Vista Equity Fund and Vista Small Cap Equity Fund, and which is expected to include, at the Effective Time of the Reorganization, Vista U.S. Government Securities Fund and Vista American Value Fund (each, an "MFG Portfolio"). MFG's investment portfolios other than the MFG Portfolios (consisting of Vista U.S. Government Income Fund, Vista Balanced Fund, Vista Bond Fund, Vista Equity Income Fund, Vista IEEE Balanced Fund, Vista Growth and Income Fund, Vista Capital Growth Fund, Vista International Equity Fund, Vista Global Fixed Income Fund, Vista Southeast Asian Fund, Vista European Fund and Vista Japan Fund) are not parties to the Reorganization.


(1) Where relevant, capitalized terms not otherwise defined herein have the meanings they have for the purposes of the Agreement and Plan of Reorganization and Liquidation, dated as of December 29, 1995, between Hanover and MFG (the "Reorganization Agreement").

   MFG has an unlimited number of authorized shares of beneficial interest, currently without par value, of which as of December 15, 1995 there were outstanding the following numbers of shares of the MFG Portfolios: 3,650,761 shares of Vista Short Term Bond Fund (consisting of a single class of shares), 4,401,525 shares of Vista Equity Fund (consisting of a single class of shares) and 5,006,123 shares of Vista Small Cap Equity Fund (consisting of 3,293,243 "Class A" shares, 1,712,880 "Class B" Shares and zero "Institutional" Shares) and no shares were held in the treasury of MFG. There are no outstanding shares of Vista U.S. Government Securities Fund and Vista American Value Fund.



   The Reorganization Agreement was approved by the Board of Trustees of MFG on December 14, 1995 and by the Board of Directors of Hanover on December 13, 1995.



   Upon satisfaction of all conditions precedent set forth in the Reorganization Agreement, the Reorganization will be effected as set forth in the following summary:



      1. Pursuant to the Reorganization Agreement, Hanover will cause each Hanover Portfolio to convey, transfer and deliver at the Closing to the MFG Portfolio set forth opposite its name in the table attached to the Reorganization Agreement as Schedule I (each such MFG Portfolio being the "Corresponding MFG Portfolio" of the Hanover Portfolio set forth opposite its name, and each such Hanover Portfolio being the "Corresponding Hanover Portfolio" of the MFG Portfolio set forth opposite its name) all of the then existing assets of such Hanover Portfolio. In consideration thereof, MFG agrees at the Closing to cause each MFG Portfolio (i) to assume and pay, to the extent that they exist on or after the Effective Time of the Reorganization, all of the obligations and liabilities of its Corresponding Hanover Portfolio and (ii) to issue and deliver to the Corresponding Hanover Portfolio full and fractional shares of beneficial interest of the Corresponding MFG Portfolio as follows: (1) to The Hanover Short Term U.S. Government Fund, Class A shares of Vista Short Term Bond Fund; (2) to The Hanover U.S. Government Fund, Institutional Class shares of Vista U.S. Government Fund; (3) to The Hanover Blue Chip Growth Fund, Institutional Class shares of Vista Equity Fund (to be renamed Vista Large Cap Equity Fund in connection with the Reorganization); (4) to The Hanover Small Capitalization Growth Fund, Class A Shares and Institutional Class shares, as described in paragraph (2) below, of Vista Small Cap Equity Fund; and (5) to The Hanover American Value Fund, shares of Vista American Value Fund (the shares of the MFG Portfolios to be received by the Hanover Portfolios in connection with the Reorganization are referred to collectively as the "MFG Portfolio Shares"), with respect to each class of each MFG Portfolio equal to that number of full and fractional MFG Portfolio Shares as determined in Section 2(c) of the Reorganization Agreement. Any shares of capital stock, par value $.001 per share, of the Hanover Portfolios ("Hanover Portfolio Shares") held in the treasury of Hanover on the Effective Time of the Reorganization shall thereupon be retired.



      2. At the Effective Time of the Reorganization, each Hanover Portfolio will liquidate and distribute pro rata to its holders of Hanover Portfolio Shares as of the Effective Time of the Reorganization the MFG Portfolio Shares of the Corresponding MFG Portfolio received by such Hanover Portfolio pursuant to Section 2(a) of the Reorganization Agreement. In the case of each Hanover Portfolio other than The Hanover Small Capitalization Growth Fund, all shareholders of such Hanover Portfolios will receive the MFG Portfolio Shares of the Corresponding MFG Portfolio identified in
   Section 2(a)(1) above. In the case of the Hanover Small Capitalization Growth Fund, shareholders of both the "Investor Shares" and the "Advisor Shares" thereof will receive Class A shares of the Vista Small Cap Equity Fund and shareholders of "CBC Benefit Shares" thereof will receive Institutional Class shares of the Vista Small Cap Equity Fund. Such liquidation and distribution will be accompanied by the establishment of an account on the respective share records of each MFG Portfolio in the name of each record holder of Hanover Portfolio Shares of the Corresponding Hanover Portfolio and representing the respective pro rata number of MFG Portfolio Shares of the Corresponding MFG Portfolio due such shareholder. Fractional Corresponding MFG Portfolio Shares will be carried to the third decimal place. Simultaneously with such crediting of MFG Portfolio Shares to the shareholders, the Hanover Portfolio Shares held by such shareholders shall be cancelled.


      3. As soon as practicable after the Effective Time of the Reorganization, Hanover shall take all the necessary steps under Maryland law and Hanover's Articles of Incorporation, as amended and supplemented, to effect a complete dissolution of Hanover and to deregister Hanover under the Act.

   In acting as special counsel to MFG and Hanover with respect to the Reorganization, we have, among other things, reviewed the following documents:

      1. The Reorganization Agreement;



      2. The proxy statement of MFG as filed with the Securities and Exchange Commission; and



      3. MFG's Registration Statement on Form N-14 under the Securities Act of 1933, as filed with the Securities and Exchange Commission (the "Registration Statement on Form N-14").



   For purposes of this opinion, as hereinafter set forth, we have reviewed such other documents relating to the Reorganization as we have deemed relevant under the circumstances and have relied upon representations contained in certain certificates (the "Certificates") provided to us by Hanover, MFG, Chemical Banking Corporation and The Chase Manhattan Corporation.



      If the merger is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our opinion is based on (i) the Internal Revenue Code of 1986, as amended (the "Code"), (ii) Treasury Regulations, (iii) judicial precedents and (iv) administrative interpretations (including the current ruling practice of the Internal Revenue Service) as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, any or all of the individual opinions expressed herein may become inapplicable



   Based on the foregoing, and assuming that the Reorganization is effected in accordance with the terms of the Reorganization Agreement (and exhibits thereto) and that the statements set forth in the Certificates are true as of the Effective Time, it is our opinion that for federal income tax purposes:


     (i) the Reorganization will constitute a reorganization within the meaning of section 368(a)(1) of the Code with respect to each Hanover Portfolio and its Corresponding MFG Portfolio;

     (ii) no gain or loss will be recognized by any of the Hanover Portfolios or the Corresponding MFG Portfolios upon the transfer of all the assets and liabilities, if any, of each Hanover Portfolio to its Corresponding MFG Portfolio solely in exchange for MFG Portfolio Shares or upon the distribution of the MFG Portfolio Shares to the holders of Hanover Portfolio Shares solely in exchange for all of their Hanover Portfolio Shares;

     (iii) no gain or loss will be recognized by shareholders of any of the Hanover Portfolios upon the exchange of such Hanover Portfolio Shares solely for MFG Portfolio Shares;

     (iv) the holding period and tax basis of the MFG Portfolio Shares received by each holder of Hanover Portfolio Shares pursuant to the Reorganization will be the same as the holding period (provided the Hanover Portfolio Shares were held as a capital asset on the date of the Reorganization) and tax basis of the Hanover Portfolio Shares held by the shareholder immediately prior to the Reorganization; and

     (v) the holding period and tax basis of the assets of each of the Hanover Portfolios acquired by its Corresponding MFG Portfolio will be the same as the holding period and tax basis of those assets to each of the Hanover Portfolios immediately prior to the Reorganization.


   The payment by Chemical Banking Corporation and/or The Chase Manhattan Corporation of certain expenses of Hanover and MFG which are directly related to the Reorganization (referred to in section 10 of the Reorganization Agreement) will not affect the opinions set forth above regarding the federal income tax consequences of the exchanges by Hanover and the shareholders of Hanover. However, no opinion is expressed as to any other federal income tax consequences to any of the parties of the payment of such expenses by Chemical Banking Corporation and/or The Chase Manhattan Corporation.

   We express our opinion herein only as to those matters specifically set forth above and such opinion may be relied upon solely by you for the exclusive purpose of ascertaining the federal income tax consequences of the Reorganization contemplated in the Reorganization Agreement to the Hanover Portfolios, the MFG Portfolios and the shareholders of the Corresponding Hanover Portfolios on their receipt of the MFG Portfolio Shares pursuant to the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 and to the use of our name therein.



Very truly yours,
/s/ Simpson Thacher & Bartlett
SIMPSON THACHER & BARTLETT